EXHIBIT 10.54
September 1, 2009
Dear Ray:
I am pleased to extend the following offer for you to join KB Home.

Title/Position:	Executive Vice President and Chief Financial Officer

Start Date:	September 9, 2009

Base Salary:	$600,000 per annum payable semi-monthly
Annual Incentive Compensation: For fiscal year 2009 (ending November 30, 2009), you will be guaranteed a bonus of $200,000, the receipt of which is contingent upon your continuous employment through the payment date (expected to be in February 2010) and the Company’s ability to pay. For fiscal year 2010, you will be eligible to participate in the Annual Incentive Plan for Executive Officers. The current target opportunity for your position under the plan is 90% of annual base salary. Receipt of any Incentive Award under the plan is contingent upon the Company’s performance, your continuous employment through the payment date (expected to be in February 2011) and the Company’s ability to pay.
Long-Term Incentive Compensation: I will recommend to the Management Development and Compensation Committee (MDCC) of the Board of Directors in October 2009 that you be eligible to participate in the Company’s long-term incentive compensation program with an initial grant valued at 2X base salary ($1,200,000).
Relocation Expenses: KB Home will pay for all expenses associated with the move of your household goods from Connecticut to California in accordance with the KB Home relocation policy.
The Company will also pay for two trips to California for you and your spouse, to look for housing. If you are unable to secure permanent housing, KB Home will cover your temporary living expenses up to $5,000 per month (rent and utilities only) for up to six (6) months if necessary.
In addition, the Company will reimburse you for one-time, non-recurring closing costs and up to a 6% commission related to the sale of your current home if the sale occurs within 24 months of your start date. Further, the Company will reimburse one-time, non-recurring closing costs related to the purchase of a home in the Los Angeles area. Homeowners’ insurance, property taxes and homeowners’ association fees are excluded from this reimbursement, and our reimbursement of any mortgage financing origination fee or “points” is capped at the lesser of 1% or $35,000 Any expenses associated with relocation are taxable and as such, these expenses will be grossed up and added to your earnings. Receipts for closing costs and other reimbursable items should be summarized on an expense report, approved by me and submitted to the Compensation division of our Human Resources Department for processing.
This wholly constitutes the Company’s relocation commitment. In the event that you should resign from the Company in less than one year or be terminated for cause, you will be required to repay this sum to KB Home. Please contact Patty Coley of King Relocation at (xxx) xxx-xxxx for information regarding our moving company when you are ready to move.

Executive Benefits Program: KB Home has designed a Health and Welfare plan that allows you to choose the right insurance coverage for you and your family. Please see the attached summary for more details. You are eligible for executive benefits the first day of the month following your date of hire. You must enroll in benefits prior to the last day of the month in which you are hired. If you do not enroll within that timeframe, you must wait until open enrollment (August 2010) or until you experience a qualifying life status change event (e.g. marriage or birth of a child). You can enroll online at kbhome.employee.com or by calling the Benefits Service Center at (xxx) xxx-xxxx. We recommend that you continue your present insurance coverage until your KB Home benefits are effective.
Health Care contributions qualify under current Internal Revenue Service rules as a deduction from gross salaries before certain taxes are paid. In effect, your contributions (employee and dependent) are made with pre-tax dollars. Contributions are made through payroll deductions on a semi-monthly basis. Complete information on Company benefits, enrollment instructions, etc. will be included in your New Hire Tool Kit and sent to you upon acceptance of this offer.
Executive Life Insurance: For so long as you are employed by KB Home, you will receive $750,000 in coverage under the Company’s executive group term life insurance policy. No application is necessary to affect this coverage.
DCP: KB Home offers its executives a Deferred Compensation Plan (DCP). The DCP is a “nonqualified” plan (meaning that, under applicable tax rules, the DCP is not funded like the 401(k) Plan and is subject to the claims of other creditors in a bankruptcy) that affords executives an opportunity to defer more compensation than is otherwise permitted under tax “qualified” plans like the 401(k) Plan. Under the current plan, you may elect to defer up to 75% of your annual base salary and/or 75% of your annual bonus on a pre-tax basis. Eligible participants may make elections for the following year’s salary and incentive deferrals during the annual enrollment period typically held each November.
KB Home 401(k) Savings Plan: You are eligible to participate in KB Home’s 401(k) Savings Plan, as outlined in the Summary Plan Description. Your participation in the plan is effective the first of the month following your hire date. You may contribute up to 25% of your eligible pay on a pretax basis, up to the annual IRS dollar limits. You may also contribute between 1% and 15% of your after-tax pay. You will be eligible to share in employer matching contributions if you complete at least 1,000 hours of service during the Plan (calendar) year. The Company will match 100% of each pretax dollar you contribute on the first 6% of pay that you defer to your Plan, subject to federal limitations on employer contributions. To enroll, please call Fidelity at 800-835-5098 or access their website at www.401k.com.
Change in Control Policy: I will recommend to the MDCC that you be made a “Group A” participant in the Company’s Change in Control Severance Plan.
Executive Severance Plan: After one year of employment, you will be eligible for benefits under the Executive Severance Plan if your employment is terminated involuntarily except for cause, death, disability or upon change in control (the last of which is governed by the Change in Control Severance Plan), subject to the execution of a release and the other terms of the plan.
The Company’s employee compensation and benefits programs are subject to future changes at the discretion of Company management and/or the MDCC.

Executive Commitment:
a.	During the performance of your duties on behalf of the Company, you will receive and be entrusted with certain confidential and/or secret information of a proprietary nature. You agree not to disclose or use, during your employment or anytime thereafter, any such information, which is not otherwise publicly available.

b.	You will not make any public statements concerning KB Home or any of its affiliates or subsidiaries regarding your employment, unless previously approved by the Company.

c.	You agree that in the event of your termination, you will not for a period of one year thereafter employ nor seek to employ (for yourself of on behalf of anyone else) any person employed by KB Home or any of its affiliates or subsidiaries.

d.	You agree that during the term of your employment you will not engage, as owner, part owner, stockholder (other than passive), director or otherwise, of any company, joint venture or other business competitive with KB Home or any of its affiliates or subsidiaries. Nothing in this paragraph (d) shall prevent you from obtaining normal employment (after the termination of your employment with the Company), in any general industry or the housing industry as long as you comply with the provisions of this letter.
Employment References: This offer of employment is extended to you contingent upon satisfactory references and acceptable results of a criminal and civil background check. By accepting the terms of this letter and signing below, you agree to allow the Company to contact your references and conduct such a background check.
No Violation of Former Employer’s Rights. In the performance of your duties on behalf of the Company, you acknowledge and agree that you shall not, in violation of any commitments you have made to any former employer or any other person or entity, (a) retain or utilize any confidential and/or secret information of a proprietary nature or (b) solicit individuals for employment with the Company.
Employment at Will: Nothing in this letter shall be construed as an employment contract obligating the Company (expressly or implicitly) to employ you for any specified period of time. Either party has the right to terminate the employment relationship at any time, with or without cause. No action or inaction by the Company of any kind during your employment shall in any way detract from or alter the right of either party to terminate the employment relationship, with or without cause.
Limitation: The compensation described in the preceding paragraphs represents our entire obligation to you during the term of your employment. KB Home shall have no obligation to pay any compensation (in any form or any kind) to you in excess of the above described compensation.
Employment Authorization Documentation: The Federal Immigration Reform and Control Act of 1986 requires all employers to verify that employees hired after November 6, 1986 have the legal right to work in the United States. Therefore, your employment is subject to your ability to show proof that you are authorized to work in the United States. We ask that on your first day you bring documentation from the attached list in order to satisfy this requirement. You will need to bring one item from List A OR one item from List B AND one item from List C.
Entire Agreement: This letter together with the documents referenced herein contains all of the agreements and understandings regarding your employment and the obligations of KB Home in connection with employment. KB Home has not made, nor are you relying upon any oral or written promises or statements made by KB Home or any agent of KB Home except as expressly set forth herein. This letter supersedes any and all prior agreements and understandings between you and KB Home and alone expresses the agreement of the parties. This letter can only be amended in writing by the President and CEO of KB Home. The terms of this agreement will expire ten days following the date of this letter if not executed by both parties.

Governing Law: This letter will be governed by the laws of the State of California, as an agreement entered into and to be performed in California by residents of California.
Ray, I am very happy to extend this offer and hope you give it your full consideration. We look forward to your acceptance, as we are sure you will make outstanding contributions to the KB Home team.
Sincerely,

/s/ Jeffrey T. Mezger
Jeffrey T. Mezger
President and Chief Executive Officer

Agreed to and Acknowledged by:

/s/ Raymond Silcock	9/4/09

Raymond Silcock	Date
Note: Please sign and date this offer letter and return it to:
KB Home
Attn: Tom Norton — SVP, Human Resources
10990 Wilshire Blvd., 7th Floor
Los Angeles, CA 90024
Or via fax:
(xxx) xxx-xxxx
Or scan and email to:
xxx@kbhome.com

LISTS OF ACCEPTABLE DOCUMENTS
All documents must be unexpired

LIST A
Documents that Establish Both		LIST B		LIST C
Identity and Employment		Documents that Establish		Documents that Establish
Authorization	OR	Identity	AND	Employment Authorization
1. U.S. Passport or U.S. Passport Card 2. Permanent Resident Card or Alien Registration Receipt Card (Form I-551)
1.   Driver’s license or ID card issued by a State or outlying possession of the United States provided it contains a photograph or information such as name, date of birth, gender, height, eye color, and address

1. Social Security Account Number card other than one that specifies on the face that the issuance of the card does not authorize employment in the United States
3. Foreign passport that contains a temporary I-551 stamp or temporary I-551 printed notation on a machine- readable immigrant visa		2. ID card issued by federal, state or local government agencies or entities, provided it contains a photograph or information such as name, date of birth, gender, height, eye color, and address		2. Certification of Birth Abroad issued by the Department of State (Form FS-545)
4. Employment Authorization Document that contains a photograph (Form I-766)		3. School ID card with a photograph 4. Voter’s registration card		3. Certification of Report of Birth issued by the Department of State (Form DS-1350)
5.   In the case of a nonimmigrant alien authorized to work for a specific employer incident to status, a foreign passport with Form I-94 or Form I-94A bearing the same name as the passport and containing an endorsement of the alien’s nonimmigrant status, as long as the period of endorsement has not yet expired and the proposed employment is not in conflict with any restrictions or limitations identified on the form

5.    U.S. Military card or draft record

6.    Military dependent’s ID card

7.   U.S. Coast Guard Merchant Mariner Card

8.   Native American tribal document

9.   Driver’s license issued by a Canadian government authority

4.   Original or certified copy of birth certificate issued by a State, county, municipal authority, or territory of the United States bearing an official seal

5.   Native American tribal document

6.   U.S. Citizen ID Card (Form I-197)

6.   Passport from the Federated States of Micronesia (FSM) or the Republic of the Marshall Islands (RMI) with Form I-94 or Form I-94A indicating nonimmigrant admission under the Compact of Free Association Between the United States and the FSM or RMI

		For persons under age 18 who are unable to present a document listed above: 10. School record or report card 11. Clinic, doctor, or hospital record 12. Day-care or nursery school record		7. Identification Card for Use of Resident Citizen in the United States (Form I-179)
8. Employment authorization document issued by the Department of Homeland Security
Illustrations of many of these documents appear in Part 8 of the Handbook for Employers (M-274)
Form I-9 (Rev. 02/02/09) N Page 5